Exhibit 10.36

Baxter International Inc.	847-948-2000
One Baxter Parkway	Fax: 847-948-3948
Deerfield, Illinois 60015-4633

Mr. Harry M. J. Kraemer, Jr.	June 30, 2004

Dear Harry:

This letter agreement (the “Agreement”) will confirm our understanding regarding your separation from Baxter International Inc. (the “Company”).

1. Date of Termination.

The effective date of your separation from employment with the Company and the Subsidiaries (as defined in paragraph 5(b)) is June 30, 2004 (your “Date of Termination”). Notwithstanding the preceding sentence, you shall resign from your positions as officer and member of the board of directors of the Company and the Subsidiaries as of April 26, 2004 (your “Date of Officer and Director Resignation”).

2. Payments and Benefits.

You shall be entitled to compensation, benefits, payments, and distributions from the Company in accordance with this Section 2.

(a)	Prior Amounts. The Company shall pay you the amount of all earned and previously unpaid salary for the period ending on your Date of Termination.

(b)	Bonus Payment. In lieu of the annual bonus payment for 2004, you shall be entitled to a payment of $578,125.00, which is one-half of $1,156,250.00, the target level of bonus for 2004. Such amount shall be paid on the later of July 15, 2004 or the Initial Payment Date.

(c)	Severance Payment. You shall be entitled to a “Severance Payment” equal to $4,162,500.00, to be paid on the later of July 15, 2004 or the Initial Payment Date.

(d)	Medical Benefits. For the period beginning on your Date of Termination and ending on the eighteen (18) month anniversary of your Date of Termination, the Company will provide you and your eligible family members with coverage under the medical plan (including dental and vision coverage to the extent applicable) currently in effect (as that plan may be modified by the Company from time to time), subject to your making the contributions that are generally required of other current officers of the Company for such coverage from time to time. The period of coverage under the preceding sentence will be counted toward the Company’s obligation to provide COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended). After the end of the period of coverage under the first sentence of this paragraph (d), the determination of your right to coverage under the Company’s retiree medical plan will be determined as though you had been employed by the Company for the sum of two years plus your actual years of service with the Company.

(e)	Retirement Benefits. You will be eligible to receive retirement benefits under the Company’s Pension Plan, which is a qualified retirement plan, based on the terms of that plan, and based on your termination of employment having occurred on your Date of Termination. You will be eligible to receive retirement benefits under the Company’s non-qualified Supplemental Plan (the “Supplemental Plan”) as if you had been employed by the Company for the sum of two years plus your actual years of service with the Company and as though you were two years older than your actual age on your Date of Termination, with such benefits subject to reduction for your benefit under the Company’s Pension Plan in accordance with the terms of the Supplemental Plan.

(f)	Stock Options. Your options on Company stock will continue to vest in accordance with their terms as though you remained employed with the Company (that is, to the extent provided under the terms of the options, they will vest on the earliest of a Change in Control, your death, or the regularly scheduled vesting date as though no termination of your employment had occurred), and will remain exercisable until the earlier of June 30, 2009 or the remainder of the option term as though your employment had not terminated. However, the option covering 300,000 shares of Company stock granted November 13, 2000 (resulting from the five for one conversion of the 2000 restricted stock award) shall expire in accordance with its terms at the close of business on November 13, 2010. The stock options may be transferred by gift to your estate planning trusts or other estate planning entities subject to reasonable rules established by the Committee responsible for administering the applicable stock option plan.

(g)	Expense Reimbursement. You will be entitled to be reimbursed for approved business expenses you incurred during the period ending on your Date of Termination, subject to the rules established by the Company relating to such reimbursement. The amount of the reimbursement due to you shall be reduced by the amount of any outstanding advances to you from the Company. To the extent that the amount of such outstanding advances exceeds the reimbursement due to you, you shall owe the difference to the Company, and the Company shall be entitled to offset this amount against other amounts due to you.

(h)	Outplacement and Legal Fees. The Company shall reimburse you for reasonable outplacement services provided by a professional outplacement service, and will reimburse you for the reasonable legal and consulting fees you incur in connection with the negotiation of the Agreement, not to exceed $200,000 in the aggregate.

(i)	Vacation. The Company shall pay to you the amount of accrued vacation pay of $44,471.15 as soon as practicable after your Date of Termination. You will not accrue or be entitled to any vacation after your Date of Termination.

(j)

Benefits Generally. Except as otherwise provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, you shall be entitled to benefits after your Date of Termination under the employee benefit plans and arrangements maintained by the Company and the Subsidiaries, as in effect from time to time, based on the benefits you earned up to your Date of Termination under those benefit plans and arrangements, and based on the fact that your employment with the Company ceased on your Date of Termination. For the avoidance of doubt, it is recited here that your liability under SIP II will remain in effect in accordance with the terms of that plan.

(k)	Withholding. All amounts otherwise payable under the Agreement shall be subject to customary withholding and other employment taxes, and shall be subject to such other withholding as may be required in accordance with the terms of this Agreement. You will not be entitled to a tax or other gross-up for any payments under this Agreement.

(l)	Indemnification.

(i) The indemnification agreement between you and the Company dated November 15, 1993 is hereby ratified and affirmed and remains and shall continue in full force and effect in accordance with its terms. If the rights to indemnification generally provided by the Company to its officers and/or generally provided by the Company to the members of its board of directors are improved after June 18, 2004, you shall be entitled to a corresponding improvement in your indemnification rights. For purposes of this paragraph (i), the term “officer” shall have the meaning ascribed to it in Securities and Exchange Commission Rule 3b-2.

(ii) You shall be entitled to coverage under the directors and officers liability insurance coverage maintained by the Company or its Subsidiaries (as in effect from time to time) to the same extent as current officers and directors of the Company or its Subsidiaries; provided, however, that nothing in this paragraph 3(l) shall be construed to require the Company or any Subsidiary to continue to maintain any such directors and officers liability insurance coverage.

(m)	Mitigation, Alienation and Set Off. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to you under this Agreement any amounts earned by you in other employment after your Date of Termination, or any amounts which might have been earned by you in other employment had you sought such other employment. Your interests under this Agreement are not subject to the claims of your creditors, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered, except that (i) your right to receive cash payments under this Agreement may be assigned to trusts or other entities that you may establish for estate planning purposes (provided, however, that nothing in this clause (i) shall relieve you of any obligation otherwise imposed on you under this Agreement or affect the Company’s rights with respect to you under this Agreement); and (ii) to the extent that rights or benefits under this Agreement survive your death, such rights and benefits shall pass to your heirs or estate upon your death.

(n)

Other Payments. Except as specified in this Section 2, including without limitation paragraph 2(j), or otherwise expressly provided in or pursuant to the Agreement, you shall be entitled to no compensation, benefits or other payments or distributions, and references in the Executive Release to the release of claims against the Company shall be deemed to also include reference to the release of claims against all compensation and benefit plans and arrangements established or maintained by the Company and its Subsidiaries.

(o)	Initial Payment Date. For purposes of this Agreement, the “Initial Payment Date” shall be the first business day following the expiration of your right to revoke the execution of this Agreement in accordance with paragraph 2(d) of Exhibit 2 (Executive Release) of this Agreement (which period of permitted revocation is seven (7) days from the date of execution of this Agreement, as set forth in such paragraph 2(d)).

3. Covenants.

(a)	Confidential Information. Each Item and all Confidential Information (both as defined below) that comes into your possession by reason of your employment are the property of the Company or the Subsidiaries and shall not be used by you in any way except in the course of your employment by, and for the benefit of the Company or the Subsidiaries. Upon termination of your employment, all Items will be turned over to the Company. You will preserve as confidential all Confidential Information that has been or may be obtained by you. You will not, without written authority from the Company, use for your own benefit or purposes, or disclose to others, any Confidential Information or any copy or notes made from any Item embodying Confidential Information. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into your possession from sources not under an obligation of confidentiality to the Company or the Subsidiaries.

(i) “Confidential Information” means information relating to the present or planned business of the Company or the Subsidiaries which has not been released publicly by authorized representatives of the Company or the Subsidiaries. You understand that Confidential Information may include, for example, Trade Secrets, Inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost, and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. You understand further that Confidential Information also includes all information received by the Company or the Subsidiaries under an obligation of confidentiality to a third party.

(ii) “Items” include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern the Company’s or the Subsidiaries’ business that come into your possession or about which you have knowledge by reason of your employment.

(iii) “Trade Secrets” include all information encompassed in all Items, and in all manufacturing processes, methods of production, concepts or ideas, to the extent that such information has not been released publicly by duly authorized representatives of the Company or the Subsidiaries.

(b)	Non-Disparagement. For a period of twenty-four (24) months after your Date of Termination, you agree that you shall not make any false, defamatory or disparaging statements about the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries that are reasonably likely to cause material damage to the Company, the Subsidiaries, or the officers or directors of the Company or the Subsidiaries. For a period of twenty-four (24) months after your Date of Termination, the Company agrees, on behalf of itself and the Subsidiaries, that neither the officers nor the directors of the Company or the Subsidiaries shall make any false, defamatory or disparaging statements about you that are reasonably likely to cause material damage to you.

(c)	Noncompetition. You understand that any entrusting of Confidential Information to you by the Company is done in reliance on a confidential relationship arising out of your employment with the Company. You further understand that Confidential Information that you have or may acquire or to which you may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacture, and cost and pricing data is of great value to the Company. In consequence of such entrusting and such consideration, you will not, directly or indirectly, for a period of two years after the Date of Termination: (i) render services to any Competing Organization in connection with any Competing Product within such geographic limits as the Company and such Competing Organization are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of Confidential Information or Trade Secrets; or (ii) provide advice as to investment in a Competitive Business (including, without limitation, advice with respect to the purchase, sale, or operation of such business, or advice with respect to financing or other economic structuring of such business). You understands that services described in the preceding sentence, including without limitation those rendered to such Competing Organization in an executive, scientific, administrative, or consulting capacity in connection with Competing Products are in support of actual competition in various geographic areas and thus fall within the prohibition of this Agreement regardless of where such services physically are rendered.

(i) “Competing Products” means products, processes, or services of any person or organization other than the Company, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services with which you work during the time of your employment with the Company or about which you acquire Confidential Information through your work with the Company.

(ii) “Competing Organization” means persons or organizations, including yourself, engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.

(iii) “Competitive Business” means any business in which the Company or any of the Subsidiaries was engaged during the twelve (12) month period prior to your Date of Termination, any business if the Company or any Subsidiary has devoted material resources to entering into such business during such twelve (12) month period prior to the Date of Termination, and any business to the extent that it is engaged in the investing in or acquisition of all or a portion of the assets or stock of the Company or the Subsidiaries.

Upon your written request (which request shall not be a prerequisite to providing, or commencing the provision of, any service or advice), the Company will indicate to you whether or not it finds that any proposed provision of services or advice by you would violate the restrictions of this paragraph (c), which determination shall not be unreasonably delayed. A dispute as to the application of this paragraph (c) shall be resolved in accordance with paragraph 5(g) (subject to paragraph 3(i) to the extent provided by paragraph 5(g)).

(d)	Solicitation of Customers, Suppliers and Employees. For a period of twenty-four (24) months after your Date of Termination:

(i) You shall not solicit or attempt to solicit any party who is then or, during the twelve (12) month period prior to such solicitation or attempt by you was (or was solicited to become), a customer or supplier of the Company or Subsidiary, provided that the restriction in this paragraph (d) shall not apply to any activity on behalf of a business that is not a Competing Organization.

(ii) You shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Subsidiaries (or was so employed within ninety (90) days prior to your action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Subsidiaries, and you shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(e)	Inventions. With respect to Inventions and related matters, you and the Company agree as follows:

(i) All Inventions related to the present or planned business of the Company, which are conceived or reduced to practice by you, either alone or with others, during the period of your employment or during a period of one hundred twenty (120) days after termination of such employment, whether or not done during your regular working hours, are the sole property of the Company. The provisions of this paragraph (i) shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on your own time, unless (A) the invention relates (I) to the business of the Company, or (II) to your actual or demonstrably anticipated research or development for the Company, or (B) the invention results from any work performed by you for the Company.

(ii) You will disclose promptly and in writing to the Company, through the General Counsel of the Company, all Inventions which are covered by this Agreement, and you agree to assign to the Company or its nominee all your right, title, and interest in and to such Inventions. You agree not to disclose any of these Inventions to others, without the express consent of the Company, except as required by your employment.

(iii) You will, at any time, on request of the Company, execute specific assignments in favor of the Company or its nominee of your interest in and to any of the Inventions covered by this Agreement, as well as execute all papers, render all assistance, and perform all lawful acts which the Company considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest you may have. You will execute any and all papers and documents required to vest title in the Company or its nominee in the above Inventions, patent applications, patents, and interests.

(iv) You understand that you shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day of each day or portion thereof spent at the request of the Company in the performance of acts pursuant to paragraph (iii), plus reimbursement for any out-of-pocket expenses incurred by you at the Company’s request in such performance.

(v) You further understand that the absence of a request by the Company for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of the Company’s rights under this Agreement.

(vi) You have disclosed to the Company all continuing obligations which you have with respect to the assignment of Inventions to any previous employers, and you claim no previous unpatented Inventions as your own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this Agreement. You understand that the Company does not seek any confidential information which you may have acquired from a previous employer, and you will not disclose any such information to the Company.

(vii) “Invention” means procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, and shall not be limited to the meaning of “Invention” under the United States patent laws.

(f)

Copyright. All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of the Company and are prepared by you during your employment by the Company shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in the Company’s name. To the extent that such writings and works are not works for hire, you agree to the waiver of “moral rights” in such writings and works, and to assign to the Company all your right, title and interest in and to such writings and works, including copyright.

(g)	Images. You will permit the Company and its agents to use and distribute any pictorial images which are taken of you during your employment by the Company as often as desired for any lawful purpose. You waive all rights of prior inspection or approval and releases the Company and its agents from any and all claims or demands which you may have on account of the lawful use or publication of such pictorial images.

(h)	Assistance with Claims. You agree that for a reasonable period, not less than two years after your Date of Termination, you will assist the Company and the Subsidiaries in the defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by you for the Company and the Subsidiaries. The Company agrees that for a reasonable period, not less than two years after your Date of Termination, the Company will cooperate with you in the defense of any claims that may be made against you, to the extent that such claims may relate to services performed by you for the Company and the Subsidiaries. The Company agrees to provide to you legal counsel reasonably acceptable to you in connection with such assistance (to the extent legally permitted), and to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after your employment with the Company terminates, the Company agrees to provide reasonable compensation to you for such assistance. You also agree to promptly inform the Company if you are asked to assist in any external investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by you for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation, unless such disclosure would violate a law, regulation or governmental restriction. The Company also agrees to promptly inform you if the Company or any Subsidiary or any of their officers are asked to assist in any external investigation of you (or your actions) that may relate to services performed by you for the Company or any of the Subsidiaries, regardless of whether a lawsuit has been filed against you with respect to such investigation, unless such disclosure would violate a law, regulation or governmental restriction.

(i)

Equitable Remedies. You acknowledge that the Company would be irreparably injured by a violation of paragraphs 3(a), 3(b), 3(c), or 3(d), and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of paragraphs 3(a), 3(b), 3(c), or 3(d). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The Company acknowledges that you would be irreparably injured by a violation of paragraph 3(b), and you agree that you, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Company from any actual or threatened breach of paragraph 3(b). If a bond is required to be posted in order for you to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(j)	Transition.

(i) You agree to execute the resignation letter set forth in Exhibit 1 of this Agreement, which is attached to and forms a part of this Agreement.

(ii) As soon as practicable after the Date of Termination, you agree to remove your personal effects from your office at the Company, to vacate such office, to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company or the Subsidiaries, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any Confidential Information; provided, however, you shall be entitled to retain a copy of any rolodex or other compilation maintained by you of the names of business contacts with their addresses, telephone numbers and similar information.

4. Release and Waiver.

The Company represents to you that, as of June 10, 2004, neither the acting general counsel of the Company nor the current members of the board of directors of the Company were aware of any claims pending or asserted against you arising out of the services provided by you to the Company and its Subsidiaries, other than Asher v. Baxter International Inc. et. al. No. 02C5608, Appeal No. 033189. As part of this Agreement, and in consideration of the additional payments provided to you in accordance with this Agreement, you are required to execute the Executive Release and Waiver, in the form set forth as Exhibit 2 of this Agreement, which is attached to and forms a part of this Agreement (the “Executive Release”). This Agreement (including all Exhibits to this Agreement), and the commitments and obligations of all parties hereunder:

(a)	shall become final and binding immediately following the expiration of your right to revoke the execution of this Agreement in accordance with paragraph 2(d) of Exhibit 2 (Executive Release);

(b)	shall not become final and binding until the expiration of such right to revoke; and

(c)	shall not become final and binding if you revoke such execution.

5. Miscellaneous.

(a)

Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person (provided that, in the event of your death, your personal representative shall have the authority to provide such consent). So long as you live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof, except that you may assign your right to receive cash payments under this Agreement to trusts or other entities that you may establish for estate planning purposes (provided, however, that that any such assignment shall not relieve you of any obligation otherwise imposed on you under this Agreement and shall not affect the Company’s rights with respect to you under this Agreement).

(b)	Successors and Subsidiaries. This Agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

(c)	Waiver of Breach. The waiver by either you or the Company (or the Subsidiaries) of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either you or the Company. Continuation of benefits hereunder by the Company following a breach by you of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(d)	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(e)	Other Agreements. Except as otherwise specifically provided in this Agreement, this instrument constitutes the entire agreement between you and the Company and supersedes all prior agreements and understandings, written or oral, including, without limitation, the employment contract between you and Baxter Healthcare Corporation dated October 1, 1990 (referred to in this Agreement as the “Employment Contract”) and any other employment agreements that may have been made by and between you and the Company or its predecessors or Subsidiaries.

(f)	Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(i) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(ii) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or

(iii) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service are to be delivered to the addresses set forth below:

to the Company:

Baxter International Inc.

One Baxter Parkway

DF2-2W

Deerfield, IL 60015

or to you:

Harry M. J. Kraemer, Jr.

All notices to the Company shall be directed to the attention of the Lead Director, with a copy to the General Counsel of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

(g)

Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this paragraph (g), the arbitration shall be conducted in accordance with the rules of the Center for Public Resources (“CPR”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by you, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by CPR. Except as agreed upon by you and the Company, each of the arbitrators shall be (i) an attorney with substantial experience representing executives and/or employers in employment matters; (ii) a former judge with substantial experience hearing employment matters involving executives and employers; or (iii) an individual with substantial human resources experience involving executive employment matters. The arbitrator appointed by you and the arbitrator appointed by the Company shall each be described by any of clauses (i), (ii), and/or (iii) above. The third arbitrator appointed by the other two arbitrators (or by CPR), to the extent reasonably possible, shall be described by the clause(s) (i), (ii), and (iii) not applicable to the arbitrators appointed by you and the Company. This paragraph (g) shall not be construed to limit the Company’s right to obtain relief under paragraph 3(i) (relating to equitable remedies) with respect to any matter or controversy subject to paragraph 3(i) and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

(h)	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

If you accept the terms of this Agreement, please indicate your acceptance by signing and returning a copy of this letter to the undersigned, along with a signed copy of Exhibit 1 (Letter of Resignation), and a signed and notarized copy of Exhibit 2 (Executive Release).

Very truly yours,
Baxter International Inc.

By:	/s/ ROBERT L. PARKINSON, JR.
Its:	Chairman and CEO

Accepted and agreed to this

30th day of June, 2004.

/s/ HARRY M. J. KRAEMER, JR.
Harry M. J. Kraemer, Jr.

Exhibit 1

LETTER OF RESIGNATION

Members of the

Board of Directors of

Baxter International Inc.

I, Harry M. Jansen Kraemer, Jr., hereby submit my resignation as a Director and as Chairman of the Board, Chief Executive Officer, and President of Baxter International Inc., and as a director and officer, as applicable, of any subsidiaries or other affiliates of Baxter International Inc., effective as of April 26, 2004.

/s/ HARRY M. J. KRAEMER, JR.
Harry M. Jansen Kraemer, Jr.

Exhibit 2

EXECUTIVE RELEASE AND WAIVER

1. This document is attached to, is incorporated into, and forms a part of, the separation agreement dated June 30, 2004 (the “Agreement”) by and between Harry M. J. Kraemer, Jr. (the “Executive”) and Baxter International Inc. (the “Company”). The Executive, on behalf of himself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release and Waiver, to the extent that the Claim arises out of or relates to the Executive’s employment by the Company and its Subsidiaries (including his service as a director of the Company and its Subsidiaries) and/or the Executive’s termination or resignation therefrom. However, nothing in this Release and Waiver shall constitute a release of any Claims of the Executive (or other Executive Releasors) that may arise under the Agreement.

For purposes of this Release and Waiver, the terms set forth below shall have the following meanings:

(a)	The term “Agreement” shall include the Agreement and the Exhibits thereto, and including the plans and arrangements under which the Executive is entitled to benefits in accordance with the Agreement and the Exhibits.

(b)	The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity (except for claims arising out of the Agreement), and Claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993; (xii) any state antidiscrimination law; (xiii) any state wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law; or (xvi) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(c)	The term “Company Releasees” shall include the Company and its Subsidiaries (as defined in the Agreement), and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and its Subsidiaries, and insurers, and their predecessors and successors.

(d)	The term “Executive Releasors” shall include the Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

2. The following provisions are applicable to and made a part of the Agreement and this Release and Waiver:

(a)	By this Release and Waiver, the Executive Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this Release and Waiver.

(b)	In exchange for this Release and Waiver, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policy or applicable law.

(c)	The Company hereby expressly advises the Executive to consult with an attorney of his choosing prior to executing this Release and Waiver.

(d)	The Executive has twenty-one (21) days from the date of presentment to consider whether or not to execute this Release and Waiver. In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution. This Release and Waiver will not become effective until expiration of such revocation period.

(e)	This Release and Waiver, and the commitments and obligations of all parties under the Agreement:

(i) shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of this Release and Waiver in accordance with paragraph 2(d) of this Exhibit 2;

(ii) shall not become final and binding until the expiration of such right to revoke; and

(iii) shall not become final and binding if the Executive revokes such execution.

3. The Executive hereby acknowledges that he has carefully read and understands the terms of the Agreement and this Release and Waiver and each of his rights as set forth therein.

4. The Company, on behalf of itself and the other Company Releasees, agrees that this Release and Waiver shall be void and without effect on and after the date, if any, on which a claim is filed against the Executive by the Company or any entity that is then a Subsidiary of the Company (as that term is defined in the Agreement), or the date, if any, on which a shareholder of the Company is permitted to assert a claim on a derivative basis against the Executive as a result of a decision of the board of directors of the Company or a court order.

/s/ HARRY M. J. KRAEMER, JR.
Harry M. J. Kraemer, Jr.

Date: June 30, 2004